Exhibit 99.3

FOR IMMEDIATE RELEASE

FROM:	FOR:
Padilla Speer Beardsley Inc.	Milestone AV Technologies
1101 West River Parkway	8401 Eagle Creek Parkway
Minneapolis, MN 55415	Savage, MN 55378

CONTACTS:	CONTACTS:
Al Galgano/Dave Heinsch	Laurie Englert
(612) 455-1720/ (612) 455-1768	Corporate Communications Director
agalgano@psbpr.com	(952) 277-3858
dheinsch@psbpr.com	laurie.englert@milestone.com

Milestone AV Technologies and Da-Lite Screen Company Announce Merger Agreement

Combination creates a world-class portfolio of branded audio-visual mounting and display products

Minneapolis and Warsaw, Ind. – March 30, 2011– Milestone AV Technologies, manufacturer of Chief and Sanus brand AV mounting and display solutions, and Da-Lite Screen Company, manufacturer of Da-Lite, Projecta and Procolor brand commercial and residential projection screens, today announced a pending merger of the two companies.

The combination of Milestone and Da-Lite will create an industry leader in mounting solutions, AV furniture, and projection screens across both commercial and consumer AV markets. With nearly 1,000 employees worldwide and eight major operating locations around the globe, the combined business will be optimally positioned to continue delivering the customer service and product innovation that have been hallmarks of both Milestone and Da-Lite.

“We are pleased to announce the combination of these two great companies,” said Scott Gill, CEO of Milestone AV Technologies. “Through the strength of this combination, we will be able to offer a more comprehensive product line to our joint customers, open up new sales channels for our brands, and provide growth opportunities for our employees. We look forward to expanding our reputation for innovative products and market-leading customer service.”

Milestone, headquartered in Savage, Minnesota, was formed from the successful merger of Chief Manufacturing and Sanus Systems in 2004. Da-Lite will continue to be based in Warsaw, Indiana as an operating subsidiary of Milestone, under the leadership of current Da-Lite President Richard Lundin.

“Da-Lite has a 100-year heritage of product innovation in the AV market,” added Lundin. “Combining Da-Lite and Milestone allows us to continue our commitment to innovation while bringing the benefits and enhanced opportunities of increased global scale to our customers and employees.”

A definitive merger agreement has been signed, and the transaction is expected to close within the next 30 days.

Financial Structure of Transaction

The merger will be funded under a new credit facility at Milestone. The transaction will trigger a Change of Control (“CoC”) under Da-Lite’s $94.2MM principal amount outstanding 12-1/2% Senior Notes due 2015 (the “12-1/2% Notes”). According to the terms of the indenture governing the 12-1/2% Notes, holders will be offered a right to sell their notes back to Da-lite subsequent to closing at the 101% CoC price. In addition, Da-Lite intends to exercise the “equity claw” provision under the 12-1/2% notes and repurchase up to the maximum original principal amount of such notes permitted under the “equity claw” provision (i.e., at least 65% of the original $105 million principal amount of such notes is required to remain outstanding after such repurchase) at the 112-1/2% equity claw price. Otherwise, the 12-1/2% Notes are expected to remain outstanding.

Free Cash Flow Repurchase

Da-Lite is required, on or before April 1, 2011, to make a free cash flow offer to purchase a portion of the

12-1/2% Notes on the terms and subject to the conditions set forth in the indenture (the “Free Cash Flow Offer”) at the 103% Free Cash Flow Offer Price. The Company intends to make the Free Cash Flow Offer pursuant to an offer to purchase and related documents.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell 12-1/2% Notes. The offer to purchase 12-1/2% Notes pursuant to the CoC or the Free Cash Flow Offer will only be made pursuant to an offer to purchase and related documents.

About Da-Lite Screen Company

Founded in 1909, Da-Lite Screen Company is the leading producer of high quality commercial and residential projection screens worldwide. With headquarters in Warsaw, Indiana and additional operations in the U.S. and Europe, Da-Lite manufactures projection screens and accessories for Fortune 500 companies, entertainment and major broadcast networks, education systems and governments around the globe. Today Da-Lite’s proprietary screen technologies are specified for the most demanding installations from military training simulators to boardrooms and classrooms to home theaters. Da-Lite has become the “First Name in Projection Screens.” For more information, please visit da-lite.com.

About Milestone AV Technologies

Milestone AV Technologies, a Duchossois Group Company, is a leading designer, marketer and distributor of branded audio-visual mounting equipment and display solutions for flat panel displays, projectors, AV furniture, and speakers to both the consumer and the commercial markets. Our innovative products, sold principally under the Chief and Sanus brands, are sold through numerous channels, including Pro AV dealers, regional home theater dealers, consumer electronics retailers, mass merchants and original equipment manufacturers. The Company currently serves a broad base of over 4,500 global customers with headquarters in Minnesota. For more information, please visit milestone.com.

-###-